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FOR IMMEDIATE RELEASE

DEFERRED INTERNATIONAL ACTIVITY AFFECTS REVENUE OPPORTUNITIES;
CORE LAB UPDATES Q2 2018 GUIDANCE

AMSTERDAM (29 June 2018) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") (“Core”, “Core Lab”, or the “Company”) is announcing revised guidance from continuing operations for second quarter 2018 and initiating guidance for third quarter 2018.

Delays in the recovery of international field development activity are impacting and deferring revenue opportunities for the Company’s Reservoir Description segment. Reservoir Description is heavily exposed to international activity levels, with over 85% of its revenue sourced outside the U.S. from projects where wells have been drilled and core and reservoir fluid samples have been taken for analyses. These delays exist primarily in the North Sea, Middle East and Asia-Pacific regions, but also in the Gulf of Mexico and other deepwater provinces. In addition, the revised guidance also includes ramp-up costs associated with the deployment of new laboratory technology and new laboratory infrastructure, such as new client-driven labs in Qatar, Indonesia, and the North Slope of Alaska. Reservoir Description international client project discussions continue to increase in alignment with approximately 15 final investment decisions (“FID’s”) announced year-to-date. The total number of FID’s for 2018 is expected to exceed the 20 FID’s in 2017. However, activity levels and revenue opportunities from those FID’s and the emerging international recovery are now not expected to have a positive financial performance impact until late Q4 2018 and throughout 2019.

Production Enhancement segment operations, largely focused on complex completions in unconventional tight-oil reservoirs, are continuing to outperform as projected and gain market share. Production Enhancement’s performance is expected to continue outpacing the industry’s completion activity. Core’s clients continue to seek technological solutions and services, namely Core’s HERO®PerFRAC perforating system and FlowProfiler™ EDS diagnostics for increasing daily production and EURs.

Core continues to expect quarterly sequential improvements throughout 2018 in revenue, operating margins, profits and EPS; however, due to delays in revenue opportunities from international activity, Core now projects that second quarter 2018 results will be only slightly higher than experienced in the first quarter. The revised guidance for second quarter revenue ranges from $174,000,000 to $175,000,000 creating an expected EPS of $0.57 to $0.59, exceeding both sequential and year-over-year results. Full Company operating margins are expected to be approximately 20%.

The delay in timing of the expected revenue opportunities from international activity improvement will cause third quarter projected results to be similar to the Company’s prior second quarter guidance. Core initiates its third quarter guidance by projecting revenue of approximately $177,000,000 to $179,000,000 resulting in expected EPS ranging from $0.64 to $0.66; yielding operating margins that should exceed 20%.

The Company’s revised second quarter 2018 guidance and its initial third quarter guidance exclude gains or losses in foreign exchange and assumes an effective tax rate of 15%.

Core Lab will host its second quarter 2018 earnings call Thursday, July 26th, 2018 at 7:30 a.m. CDT / 2:30 p.m. CEST to discuss financial and operational results. An earnings release will be issued after market close on July 25th.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2017 Form 10-K filed on 12 February 2018, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

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